Exhibit 10.5

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

HUPECOL CUERVA HOLDINGS LLC

AS SELLER

AND

GEOPARK LLANOS S.A.S.

AS PURCHASER

Dated March 26, 2012

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EXHIBITS:

Exhibit A	E&P Contract
Exhibit B	Employment Assignment Agreement
Exhibit C	Equipment
Exhibit D	Buildings and Office Leases
Exhibit E	Transition Services Agreement
Exhibit F	AFE for Llanos 62 Seismic Operations
Exhibit G	Operations Request for ANH Approval

SCHEDULES:

Schedule 1.1(g)	Assigned Employees
Schedule 2.2(f)(i)	Purchase Price Adjustment — Imbalances owed by Company
Schedule 2.2(f)(ii)	Purchase Price Adjustments — Imbalances owed by Third Persons
Schedule 2.5	Allocation of Purchase Price
Schedule 3.4(a)	Dividends and Distributions
Schedule 3.5(a)	Conflicts — Company
Schedule 3.5(b)	Conflicts — Seller
Schedule 3.6(c)	Preferential Rights
Schedule 3.6(e)(i)	Contract Area
Schedule 3.6(e)(ii)	Relinquishments under E&P Contract
Schedule 3.6(f)	Leased Real Property
Schedule 3.7	Actions
Schedule 3.8	Tax Returns
Schedule 3.9	Annual Budget
Schedule 3.10	Non-compliance with Environmental Laws
Schedule 3.10(a)	Business Permits
Schedule 3.10(b)	Environmental Permits
Schedule 3.11	Non-compliance with Laws
Schedule 3.12(a)	Material Contracts
Schedule 3.12(d)	Material Contracts — Exceptions
Schedule 3.16	Insurance
Schedule 3.17	Financial Statements
Schedule 3.21	Bank Accounts
Schedule 3.22	Outstanding Letter of Credit; Guaranties
Schedule 3.23(d)	Knowledge Group
Schedule 4.5	Consents, Approvals and Waivers
Schedule 6.1(d)	Consents and Approvals

Index of Defined Terms

Defined Term	Section

ANH	Recitals
Acquisition Proposal	1.1(a)
Actions	3.7
Adjusted Purchase Price	2.2(f)
Affiliate	1.1(b)
Agreement	Preamble
Allocated Value	2.5
Annual Budget	3.9
Applicable Rate	1.1(c)
Asset Taxes	1.1(d)
Assets	1.1(e)
Assigned Employee	1.1(f)
Branch	1.1(g)
Branch Financial Statements	3.17
Business	1.1(h)
Business Day	1.1(i)
Caracara Assets	1.1(j)
Caracara Escrow	1.1(k)
Claim	10.2(b)
Claim Settlement Agreement	10.2(f)
Claim Notice	10.2(b)
Closing	7.1
Closing Date	7.1
Closing Date Balance Sheet	2.3(a)
Closing Payment	7.4(a)
Closing Statement	2.3(a)
Closing Working Capital Balance	2.3(a)
Code	1.1(1)
Colombian GAAP	3.17
Colombian Income Taxes	1.1(m)
Company	Recitals
Contract Area	1.1(e)(i)(B)
Contracts	1.1(e)(i)(D)
Cuerva-Delaware	Recitals
Damages	10.1(d)
Deductible	10.3(e)
Deferred Purchase Contract	1.1(n)
Direct Claim	10.2(f)
Dispute	11.5
E&P Contract	Recitals
Earned	2.2(h)(iii)
EcoPetrol	1.1(o)

i

Effective Time	1.1 (p)
Employment Assignment Agreement	1.1(q)
Encumbrance	1.1(r)
Environmental Laws	3.10
Equipment	1.1(e)(i)(F)
Escrow Account	1.1(s)
Escrow Agent	1.1(t)
Escrow Agreement	1.1(u)
Escrow Amount	1.1(v)
Excluded Assets	1.1(w)
Execution Date	Preamble
Exploration Work	3.9
Final Holdback Deadline	10.4(d)
Governmental Authority	1.1(x)
Hazardous Materials	1.1(y)
HOPC	1.1(z)
Hupecol Guarantee	1.1(aa)
Hupecol Marks	5.12
Hydrocarbons	1.1(bb)
Include and including	11.12(f)
Income Taxes	1.1(cc)
Incurred	2.2(h)(iii)
Indemnified Person	10.2(a)
Indemnifying Person	10.2(a)
Initial Holdback Deadline	10.4(c)
Intellectual Property	1.1(dd)
Interim Period Taxes	1.1(ee)
Laws	1.l(ff)
Liabilities	1.1(gg)
Llanos 62 Costs	1.1(hh)
Llanos 62 E&P Contract	Recitals
Llanos 62 Transfer Agreement	1.1(ii)
Management Agreement	1.1(jj)
Management Agreement Termination	1.1(kk)
Material Adverse Effect	1.1(11)
Material Contracts	3.12(a)
Net Working Capital	1.1(mm)
Notice of Claim Dispute	10.2(f)
Other Taxes	1.1(nn)
Party; Parties	Preamble
Permits	1.1(e)(i)(E)
Person	1.1(oo)
Post-Closing Claim Amounts	10.4(a)
Pre-Closing Period	1.1(pp)
Pre-Closing Straddle Period	1.1(qq)
Property Costs	2.2(h)(iv)
Purchase Price	2.1

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Purchased Interests	1.1(rr)
Purchaser	Preamble
Reference Working Capital Balance	1.1(ss)
Releases	1.1(tt)
Relevant Date	1.1(uu)
Reorganization Agreement	1.1(vv)
Request for ANH Approval	1.1(ww)
Restructuring	1.1(xx)
Selected Seller Representations and Warranties	1.1(yy)
Seller Taxes	1.1(zz)
Seller	Preamble
Small Claims Deductible	10.3(d)
Straddle Period	1.1(aaa)
Subject Taxes	3.8(b)
Tax	l.l(bbb)
Tax Matter	1.1(ccc)
Tax Return	1.l(ddd)
Tax Sharing Agreements	1.1(eee)
Taxing Authority	1.1(fff)
Trade Secrets	1.1(ggg)
Transfer Taxes	5.8
Transition Services Agreement	6.2(h)
Treasury Regulations	1.1(hhh)

iii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) dated March 26, 2012 (the “Execution Date”), is by and between Hupecol Cuerva Holdings LLC, a limited liability company organized under the Laws of the state of Delaware, United States of America (the “Seller”), and GeoPark Llanos S.A.S., a Colombian corporation (sociedad por acciones simplificada) (the “Purchaser”). Seller and Purchaser are sometimes referred to collectively as the “Parties” and individually as a “Party.”

RECITALS:

WHEREAS, Seller owns 100% of the outstanding legal and beneficial ownership interest in Hupecol Cuerva LLC, a limited liability company organized under the Laws of the state of Delaware, United States of America (“Cuerva-Delaware” or the “Company”); and

WHEREAS, the Company is (i) a party to the contract for exploration and production in Colombia with Agencia Nacional de Hidrocarburos (“ANH”), as amended from time to time (the “E&P Contract”), as further described on Exhibit A attached hereto, and (ii) pending ANH approval, is the assignee of the Llanos 62 E&P Contract (the “Llanos 62 E&P Contract”); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Purchased Interests (as defined herein) on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE

Section 1.1                                   Certain Definitions. As used herein:

(a)                                  “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any inquiry relating to acquiring, or any proposal or offer from a third Person to acquire, directly or indirectly, legal or beneficial ownership of any of the Purchased Interests or the Assets or any merger, asset sale or similar transaction that would frustrate the purposes of this Agreement.

(b)                                 “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person. For the purposes of this preceding sentence, “control” means the power (whether by the ownership, directly or indirectly, of shares, by contract, or otherwise) to control the affairs of an entity generally; in this regard, the right to exercise or determine the voting of fifty percent (50%) or more of the voting rights in a corporation shall be deemed to be “control” of such corporation, and, in the case of other entities, the right to exercise or determine the voting of fifty percent (50%) or more of the equity interests with the power to director cause the direction of the management or policies of such entity shall be deemed to be “control” of such entity. In the case of the Company, the term “Affiliate” shall also be deemed to include Hupecol Operating, LLC, Dan A. Hughes Company L.P., and Hupecol Management, LLC.

(c)                                   (e)  “Applicable Rate” means , the lesser of (i) simple interest, at the rate per annum equal to the one month term, London Interbank Offered Rate for US dollar deposits, compiled by the British Bankers’ Association and shown on the Reuter’s Page LIBOR 01, at or about 11:00 a.m. London time on the Second Business Day prior to the beginning of the period for which interest is calculated, and thereafter on the first Business Day of each succeeding calendar month, plus one percent (1%) or (ii) the maximum rate permitted by applicable Law.

(d)                                  “Asset Taxes” means (i) ad valorem, property, excise, severance, production or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by Taxing Authorities in connection with such Taxes) based upon operation or ownership of the Assets and (ii) Colombian Income Taxes, but (iii) excluding, for the avoidance of doubt, all other Income Taxes.

(e)                                   “Assets” means:

(i)                                    the Company’s right, title and interest in and to the following:

(A)                               the E&P Contract and all rights and interests granted to the contractor thereunder;

(B)                               all areas and/or units that include all or a part of the areas subject to the E&P Contract (the “Contract Area”);

(C)                               the Llanos 62 Transfer Agreement (and all rights, title and interest thereunder in and to the Llanos 62 E&P Contract and the Llanos 62 Block);

(D)                               all presently existing contracts, agreements, and instruments (A) used or held for use in connection with the Business or the E&P Contract, or (B) to which the Company’s interest in the E&P Contract is subject or by which the Company’s interest in the E&P Contract is burdened, including operating agreements, unitization, pooling, and communitization agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, assignments, transportation agreements, processing agreements, lifting agreements, agreements for the sale and purchase of Hydrocarbons, construction contracts, installation contracts, pipeline operating agreements, and leases of machinery, equipment, or other personal property, and any such contracts entered into from the Execution Date to the Closing, all of which are hereinafter collectively referred to as “Contracts”;

(E)                                   all easements, approvals, permits, licenses, certificates, orders, authorizations, waivers, variances, exemptions, servitudes, rights-of-way, surface leases and other rights appurtenant to, required under any Law, or used or held for use in connection with, the Business or the E&P Contract, the other Assets, or any operations related thereto or production therefrom (“Permits”);

(F)                                    all wells, pipelines, processing plants, treaters, dehydrators, tanks, pumps, compressors, equipment, machinery, fixtures, vehicles, material stocks and other tangible personal property and improvements located on the Contract Area or used or held for use in connection with the Business or the E&P Contract, the other Assets, or any operations related thereto or production therefrom (the “Equipment”), all of which are described on Exhibit C; and

(G)                                  all land, buildings, warehouses, yards and office leases, if any, used or held for use in connection with the Business and the E&P Contract or any operations relating thereto or production therefrom, as described on Exhibit D, together with the furniture, fixtures, material and equipment contained therein.

(f)                                    “Assigned Employee” means each of the individuals listed on Schedule 1.1(g) to this Agreement.

(g)                                   “Branch” means the branch of the Company established in Colombia pursuant to Hupecol Caracara LLC: Public Deed No. 1178 of June 12, 1997 issued by the 15th notary’s office of Bogotá.

(h)                                  “Business” means the business and operations of the Company and the Branch, including but not limited to, ownership of the Assets and the sole control and exercise of all rights and remedies with respect to the Assets, except with respect to Llanos 62 which is pending approval by the ANH.

(i)                                      “Business Day” means any day other than a Saturday, a Sunday, or a legal holiday in the State of Texas, United States of America or Colombia.

(j)                                     “Caracara Assets” means the rights, title and interest in, to and under the Caracara concession and the Caracara contract area under that certain contract with Ecopetrol dated April 9, 2001, together with all oil, gas or mineral rights accruing thereunder and any associated rights under related licenses, approvals, permits or regulations of Governmental Authorities.

(k)                                  “Caracara Escrow” means that certain escrow account held and maintained with BBVA Compass Bank under the terms of the related escrow agreement executed in connection with the Company’s sale and transfer of the Caracara Assets, in the original aggregate principal amount of $17.6 million.

(l)                         “Code” means the United States Internal Revenue Code of 1986, as amended

(m)                 “Colombian Income Taxes” means all taxes levied on profits generated by companies in Colombia.

(n)                     “Deferred Purchase Contract” means that certain purchase contract dated January 1, 2009 by and between Hupecol Operating and Schlumberger Surenco S.A. related to the electrosubmergible pumps.

(o)                     “EcoPetrol” means Ecopetrol S.A.

(p)                     “Effective Time” is defined in Section 2.2(a) of this Agreement.

(q)                     “Employment Assignment Agreement” means each employment assignment agreement, substantially in the form of Exhibit B, between the Company, HOPC, and each Assigned Employee.

(r)                        “Encumbrance” means any lien, mortgage, security interest, charge, pledge, restrictions or other adverse claims with respect to title to any property or asset.

(s)                       “Escrow Account” has the meaning set forth in the Escrow Agreement.

(t)                        “Escrow Agent” means Deutsche Bank Trust Company Americas, a New York banking corporation, or another escrow agent mutually acceptable to the Parties.

(u)                     “Escrow Agreement” means an escrow agreement relating to the management and distribution of the Escrow Account on terms to be mutually agreed by the Parties and the Escrow Agent.

(v)                     “Escrow Amount” means the sum of TEN MILLION United States dollars (US$ 10,000,000).

(w)                   “Excluded Assets” means the Caracara Assets, the Caracara Escrow, and any inventory held by HOPC for use by the Company which has not been paid by, or otherwise purchased with funds of, the Company.

(x)                     “Governmental Authority” means any nation and any political subdivision thereof, and any government, department, court, commission, board, bureau, ministry, agency, or other instrumentality of such a nation or political subdivision exercising or entitled to exercise administrative, executive, judicial, legislative, police, regulatory or Taxing Authority.

(y)                     “Hazardous Materials” means hazardous substances, pollutants, contaminants, wastes, or materials (including petroleum (including crude oil or any fraction thereof), petroleum wastes, radioactive material, hazardous wastes, toxic substances, or asbestos or any materials containing asbestos) designated, regulated, or defined under or with respect to which any requirement or liability may be imposed pursuant to any Environmental Law.

(z)                      “HOPC” means Hupecol Operating Co., LLC, a Delaware limited liability company.

(aa)              “Hupecol Guarantee” means the guarantee executed by HOPC in favor of the Purchaser with respect to the indemnity obligations of the Seller under Section 10.l(b)(iv) and (v).

(bb)              “Hydrocarbons” has the meaning given such term in the E&P Contract.

(cc)                “Income Taxes” means Taxes based upon or measured by revenue, income, profits or capital gains including but not limited to income Taxes imposed under Subtitle A of the Code but excluding Colombian Income Taxes.

(dd)              “Intellectual Property” means all (a) patents, patent applications, patent disclosures and inventions and discoveries which may be patentable and improvements thereto, (b) registered and unregistered trademarks, service marks, logos, trade names and corporate names and registrations and applications for registration thereof, including all marks registered in the relevant Governmental Authority, (e) copyrights in both published and unpublished works and registrations and applications for registration thereof, (d) computer software, data and documentation, (e) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information) (collectively, “Trade Secrets”) and (f) copies and tangible embodiments thereof (in whatever form or medium) in which the Company has any rights.

(ee)                “Interim Period Taxes” has the meaning set forth in Section 2.2(g)(v).

(ff)                  “Laws” means all law’s, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, and codes of Governmental Authorities.

(gg)                “Liabilities” means any direct or indirect liability, indebtedness, obligations, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any nature or type, known or unknown, and whether accrued, unaccrued, fixed, absolute, contingent, matured, unmatured, due or to become due, vested or unvested, disputed or undisputed, liquidated or unliquidated, joint or several, or otherwise, including “off-balance sheet” liabilities.

(hh)              “Llanos 62 Costs” means all operating expenses (including, without limitation, direct and indirect costs of insurance, user fees and quality adjustments) and capital expenditures incurred in the ordinary course of business, and overhead costs charged under any applicable operating agreement in accordance with past practices attributable to operations conducted at Llanos 62 in connection with that certain Exploration and Production Agreement by and between HOPC and ANH dated March 17, 2011, including without limitation, expenses associated with seismic operations as contemplated by the AFE attached as Exhibit F.

(ii)                      “Llanos 62 Transfer Agreement” means that certain agreement entitled “Assignment and Assumption Agreement” pursuant to which Hupecol Operating LLC transferred, assigned, and conveyed to the Company all of its rights title and interest in, to and under the Llanos 62 E&P Contract.

(jj)                    “Management Agreement” means collectively (i) that certain Management Agreement made as of December 31, 2007 by and between HOPC and the Company, and (ii) that certain Contrato de Servicios de Outsourcing made as of November 1, 2007 by and between HOPC and the Company.

(kk)              “Management Agreement Termination” means the agreement whereby the Management Agreement is terminated.

(ll)                      “Material Adverse Effect” means a material adverse effect on (i) the ownership, operation or financial condition of the Company, the Business or the Assets, taken as a whole, or (ii) the ability of the Seller to consummate the transactions contemplated under this Agreement; provided, however, that a Material Adverse Effect shall not include any material adverse effect resulting from any of the following, so long as they do not have a disproportionate effect on the Company compared to other companies engaged in the hydrocarbon sector in Colombia: general changes in oil and gas prices; general changes in industry, economic or political conditions, or markets; changes in condition or developments generally applicable to the oil and gas industry in any area or areas where the Assets are located; civil unrest or similar disorder; changes in Laws; and effects or changes that are cured or no longer exist by the Closing Date.

(mm)      “Net Working Capital” means the difference between (i) the sum of cash and cash equivalents and accounts and notes receivable of the Company except those receivables in respect of the sale of Hydrocarbon after the Effective Time and (ii) the sum of indebtedness for borrowed money, accounts payable, production payables and accrued expenses of the Company except those payables and expenses in respect of Property Costs incurred after the Effective Time.

(nn)              “Other Taxes” means Taxes other than (i) Asset Taxes, (ii) Transfer Taxes and (iii) Taxes other than Income Taxes.

(oo)              “Person” means any individual, corporation, company, partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

(pp)              “Pre-Closing Period” means any period ending on or before the Closing Date.

(qq)              “Pre-Closing Straddle Period” means the portion of any Straddle Period ending as of the Relevant Date.

(rr)                    “Purchased Interests” means 100% of the legal and beneficial ownership interests in the Company.

(ss)                  “Reference Working Capital Balance” means US$0.00.

(tt)                    “Releases” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Materials.

(uu)              “Relevant Date” means (i) with respect to Income Taxes and Transfer Taxes, the Closing Date and (ii) with respect to the Asset Taxes, the date on which the Effective Time occurs.

(vv)              “Reorganization Agreement” means that certain Reorganization Agreement dated October 23, 2006, between Hupecol LLC, the predecessor of the Company, and the other Companies (as defined therein) and Persons listed therein and party thereto.

(ww)          “Request for ANH Approval” means the joint application by HOPC and the Company to ANH for the approval of the transfer, pursuant to the Llanos 62 Transfer Agreement, of the Llanos 62 E&P Contract from HOPC to the Company as required by the terms of the Llanos 62 E&P Contract and Colombian Laws, substantially in the form set forth in Exhibit G.

(xx)              “Restructuring” means the actions taken and to be taken as described in Section 1.4 of this Agreement in anticipation of and in connection with the transactions contemplated by this Agreement, each of which shall be in form and substance satisfactory to the Purchaser and its counsel.

(yy)              “Selected Seller Representations and Warranties” means the representations and warranties contained in Section 3.1 (Existence and Qualification), Section 3.2(b) (Power), Section 3.3 (Authorization and Enforceability), Section 3.4 (Purchased Interests) and Section 3.5 (No Conflicts).

(zz)                “Seller Taxes” means any and all (a) Income Taxes imposed on the Seller and its members as well as the Company or/and its former members, or for which it may otherwise be liable, with respect to (i) any Pre-Closing Period or (ii) any Pre-Closing Straddle Period (determined in accordance with Section 5.7(b)); (b) Other Taxes imposed on the Company or for which it may otherwise be liable with respect to (i) any period ending on or prior to the Effective Time or (ii) any Pre-closing Straddle Period (determined in accordance with Section 5.7(b)); (e) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar state, local or foreign law; or (d) Taxes of any other Person for which the Company is or has been liable as a transferee or successor, by contract or otherwise.

(aaa)          “Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Relevant Date for the applicable Tax.

(bbb)          “Tax” means (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, (b) any liability of the Company for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of the Company for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (e) any liability of the Company for the payment of any amounts as a result of being a party to any Tax-Sharing Agreement or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

(ccc)             “Tax Matter” has the meaning set forth in Section 5.7(d).

(ddd)          “Tax Return” means any Tax return, declaration, report, claim for refund, or information return or statement, including any schedule or attachment thereto, and including any amendment thereof required to be filed with any Taxing Authority.

(eee)             “Tax-Sharing Agreements” means all existing Tax-sharing, allocation or indemnity agreements or arrangements (whether or not written) that are binding on the Company.

(fff)                “Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

(ggg)             “Transfer Taxes” has the meaning set forth in Section 5.8.

(hhh)          “Treasury Regulations” means the Treasury Regulations promulgated under the Code.

Section 1.2                                                           Purchase and Sale. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in Articles VI and VII of this Agreement, at the Closing, Seller agrees to sell, assign and deliver to Purchaser the Purchased Interests free and clear of any Encumbrances, and Purchaser agrees to purchase, accept, and pay for the Purchased Interests, free and clear of any Encumbrances.

Section 1.3                                                          Effective Time. The transaction contemplated hereby shall be effective as of the Effective Time, and the Purchase Price shall be adjusted accordingly as set forth in Section 2.2.

Section 1.4                                                         Assignment of Caracara Escrow to Seller. In connection with this Agreement, the following actions have been and will be taken by or on behalf of the Seller as follows: after the execution and delivery of this Agreement and prior to the Closing, Company will assign to Seller the Caracara Escrow.

ARTICLE 2

PURCHASE PRICE

Section 2.1                                        Purchase Price. As consideration for the Purchased Interests, on the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in Articles VI and VII of this Agreements, Purchaser agrees to pay for the Purchased Interests the sum of US$ SEVENTY FIVE MILLION DOLLARS (75,000,000) (the “Purchase Price”), as adjusted as provided in Section 2.2.

Section 2.2                                       Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows:

(a)                                 Decreased by the aggregate amount of the following proceeds received by the Company on and after 12:01 a.m. local time in the Contract Area on December 31, 2011 (the “Effective Time”):

(i)                                    proceeds received from the sale of Hydrocarbons produced from or attributable to the E&P Contract on and after the Effective Time (net of any royalties payable under the E&P Contract, but specifically excluding deduction of overriding royalties, net profits interests or similar interests); and

(ii)                                  any other proceeds received by the Company and earned with respect to the Business or the Assets;

(b)                                 Increased by Interim Period Taxes;

(c)                                  Decreased by all Seller Taxes paid by the Company after the Effective Time and on or prior to the Closing Date;

(d)                                Increased by all Property Costs incurred on and after the Effective Time which are incurred and paid by the Company or HOPC as Property Costs of the Company, whether paid directly by the Company to third parties, or paid to HOPC as reimbursements for Property Costs paid by HOPC on behalf of the Company pursuant to the Management Agreement, on behalf of the Company (including actual costs of inventory owned by HOPC and sold to Company attributable to periods on and after the Effective Time); excluding, however, any amounts deducted pursuant to Section 2.2(a)(i) above on and after the Effective Time;

(e)                                 Increased by all payments actually made by Company after the Effective Date either directly to the contractor or as reimbursement to HOPC with respect to the Deferred Purchase Contract; and

(f)                                   Adjusted for production, royalty, plant and transportation imbalances as of the Effective Time as follows:

(i)                                    Decreased by the sum of the value of each production, royalty, plant and transportation oil imbalance owed by the Company to third Persons with respect to production, with the value of an imbalance equal to the sum of the product of (1) the quantity of the imbalance as of the Closing Date and (2) the price determined using the formula set forth on Schedule 2.2(f)(i) as if the sixth Business Day prior to the Closing Date were the bill of lading date for a lifting of crude oil; and

(ii)                                  Increased by the sum of the value of each production, royalty, plant and transportation oil imbalance owed by third Persons to the Company, with value of an imbalance equal to the sum of the product of (1) the quantity of the imbalance as of the Closing Date and (2) the price determined using the formula set forth on Schedule 2.2(f)(ii) as if the sixth Business Day prior to the Closing Date were the bill of lading date for a lifting of crude oil.

The Purchase Price, adjusted as set forth in this Section 2.2, shall be the “Adjusted Purchase Price.”

(g)                                 Increased by all payment for insurance premiums actually made by Company (or on behalf of Company and reimbursed by Company) with respect to insurance for the Company prior to or after the Effective Time for which coverage is effective on and after the Effective Time.

(h)                                The following shall apply to the determination of the Adjusted Purchase

(i)                                     For purposes of allocating production hereunder: (A) liquid Hydrocarbons shall be deemed to be “from or attributable to” when they pass through the pipeline flange connecting into the storage facilities located on the Contract Area or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the point of entry into the pipelines through which they are transported from the Contract Area, and (B) gaseous Hydrocarbons shall be deemed to be “from or attributable to” when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported from the Contract Area. The Parties shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging or strapping data are not available. The Company shall provide to Purchaser, no later than ten (10) Business Days prior to Closing, reasonable evidence of all meter readings, or gauging or strapping data, conducted on or about the Effective Time, for purposes of determining the production to which each Party is entitled.

(ii)                                  Hydrocarbons received from and after the Effective Time under Clause 9.2 of the E&P Contract for recovery of costs previously incurred shall be treated as production to which Purchaser is entitled, rather than refunds of Property Costs for purposes of allocation.

(iii)                               “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with Colombian GAAP, and expenditures which are cash-called or advanced pursuant to an operating agreement shall be deemed incurred when incurred by the operator thereunder. The determination as to whether costs were incurred prior to, or from and after, the Effective Time shall be based upon when the services were rendered or the goods were delivered, as applicable.

(iv)                              “Property Costs” means all operating expenses (including, without limitation, direct and indirect costs of insurance, user fees and quality adjustments) and capital expenditures incurred in the ordinary course of business, and overhead costs charged under any applicable operating agreement in accordance with past practices.

(v)                                  “Interim Period Taxes” means the Asset Taxes incurred by the Company (including the Branch) for the period from the Effective Time through the Closing (determined in accordance with Section 5.7) and paid by the Seller or by the Company prior to the Closing Date.

(vi)                              Surface use fees, insurance premiums, and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before or at and after the Effective Time.

(vii)                          No item taken into account in calculating any one adjustment under this Section 2.2 shall be taken into account in calculating any other adjustment so as to result in either the Seller or the Purchaser making or receiving a payment twice in respect thereof.

(viii)                       Any adjustment item shall be converted in to U.S. dollars at the prevailing exchange rate applicable by reference to middle-market rates quoted by Deutsche Bank AG in New York at 12:00 p.m. on the relevant Business Day. For the avoidance of doubt, any adjustment arising out of an expenditure by Company in pesos (Colombian) shall be converted to U.S. Dollars on the Business Day the payment was made.

Section 2.3                                       Net Working Capital Adjustment.

(a)                                Within 60 days after the Closing Date, Purchaser will prepare and deliver or cause to be prepared and delivered to the Seller a balance sheet of the Company as of the Closing (the “Closing Date Balance Sheet”) and a proposed statement of the Net Working Capital prepared therefrom (the “Closing Statement”). The Closing Date Balance Sheet and the Closing Statement (i) will reflect, respectively, the financial position of the Company and the components and calculation of the Net Working Capital, in each case as of the Closing and (ii) will be prepared and determined as of the Closing in accordance with Colombian GAAP and in a manner consistent with the principles, practices, policies and methodologies used in the preparation of the Branch Financial Statements. The Net Working Capital as of the Closing determined in accordance with this Section 2.3 is referred to herein as the “Closing Working Capital Balance.”

(b)                                If, within 30 days after the date of Purchaser’s delivery of the Closing Date Balance Sheet and the Closing Statement, Seller determines in good faith that the Closing Date Balance Sheet and the Closing Statement have not been prepared or determined in accordance with this Agreement, Seller may give written notice to Purchaser within such 30-day period (i) setting forth Seller’s proposed changes to the Closing Date Balance Sheet as prepared by Purchaser and the determination by Seller of the Closing Working Capital Balance and (ii) specifying in reasonable detail Seller’s basis for disagreement with Purchaser’s preparation and determination of the Closing Date Balance Sheet and the Closing Working Capital Balance. The failure by Seller to so express disagreement and provide such notice within such 30-day period will constitute acceptance of Purchaser’s preparation of the Closing Date Balance Sheet and determination of the Closing Working Capital Balance. If Purchaser and Seller are unable to resolve any disagreement between them with respect to the preparation of the Closing Date Balance Sheet and the determination of the Closing Working Capital Balance within 15 days after the giving of notice by Seller to Purchaser of such disagreement, the dispute may be referred to the accounting firm for resolution in accordance with the provisions of Section 7.4(b)(ii).

(c)                                 During the period that Seller’s advisors and personnel are conducting their review of Purchaser’s preparation of the Closing Date Balance Sheet and determination of the Closing Working Capital Balance until the final determination of the Closing Working Capital Balance, Seller and its representatives will have reasonable access during normal business hours to the work papers prepared by or on behalf of Purchaser and its representatives in connection with Purchaser’s preparation of the Closing Statement and determination of the Closing Working Capital Balance; provided, however, that Seller will conduct such review in a manner that does not unreasonably interfere with the conduct of the businesses of Purchaser.

Section 2.4                                       Adjustments with Respect to Net Working Capital.

(a)                                 Upon the final determination of the Closing Working Capital Balance, the Parties shall make the following adjustments:

(i)                                     If the Closing Working Capital Balance exceeds the Reference Working Capital Balance, then the Purchase Price will be increased by, and Purchaser will pay to Seller, the amount of such excess.

(ii)                                  If the Closing Working Capital Balance is less than the Reference Closing Working Capital Balance, then the Purchase Price will be decreased by, and Seller will pay to Purchaser, the amount of such deficit.

(b)                               Any payment in respect of an adjustment required to be made under Section 2.4 will be made by Purchaser or Seller, as applicable, in cash by wire transfer of immediately available funds to one account specified by Purchaser or Seller, as applicable, in writing, within five Business Days following the final determination with respect to the Closing Working Capital Balance.

Section 2.5                                       Allocation of Purchase Price for U.S. Income Tax Purposes. The acquisition of the Purchased Interests is taxed as an asset purchase for United States income Tax purposes, but not for Colombian tax purposes. Accordingly, solely for United States Income Tax purposes Schedule 2.5 sets forth the agreed allocation of the unadjusted Purchase Price among the

Assets, which has been made in compliance with the principles of Code Section 1060. The “Allocated Value” for any Asset shall equal the portion of the unadjusted Purchase Price allocated to such Asset on Schedule 2.5, increased or decreased as described in this Section. The parties shall use reasonable best efforts to agree to adjustments in the Allocated Value of the Assets to reflect any adjustments to the Purchase Price. All adjustments to the Purchase Price under Section 2.2 and Section 2.3 shall be treated as an adjustment to the Purchase Price for United States Income Tax purposes. The Parties have accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, however, neither the Company nor Seller makes any representation or warranty as to the accuracy of such values. The Parties agree (i) that the Allocated Values shall be used by the Parties as the basis for reporting asset values and other items for purposes of all applicable United States Income Tax Returns, (ii) the Parties shall cooperate in the preparation of, and shall timely execute and provide the other, with any documents, forms and other information as reasonably requested by the other Party in connection with required United States Income Tax reporting, and (iii) that neither they nor their Affiliates will take positions inconsistent with the Allocated Values in notices to United States Taxing Authorities, in auditor other proceedings with respect to United States Income Taxes, in notices to preferential purchaser right holders, or in other documents or notices relating to the transactions contemplated by this Agreement unless required to do so by applicable Law as confirmed by written opinion of counsel (and then only with concurrent written notice of same to the other Party).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represent and warrants to Purchaser as follows:

Section 3.1                                       Existence and Qualification.

(a)                              The Company is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business as a foreign company in Colombia. The Branch has been duly established and registered, is validly existing and in good standing under the laws of Colombia. Each of the Company and the Branch has all requisite limited liability company or other necessary entity power and authority to carry on its business as presently conducted by it. Without derogating from the foregoing, the Branch has, or has otherwise contracted for, full operational, technical, legal and financial capacity as required by ANH to hold the E&P Contract and, pending ANH approval, the Llanos 62 E&P Contract.

(b)                              Seller is duly formed, validly existing and in good standing under the laws of Delaware.

Section 3.2                                       Power.

(c)                               The Company has the full limited liability company or equivalent power and authority under its organizational documents to enter into and perform all documents required to be executed and delivered by the Company at the Closing and to consummate the transactions contemplated by this Agreement and such documents.

(d)                              Seller has full corporate or equivalent power and authority to enter into and perform this Agreement (and all documents required to be executed and delivered by Seller at the Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

Section 3.3                                       Authorization and Enforceability.

(a)                              The execution, delivery, and performance of all documents required to be executed and delivered by the Company at the Closing, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of the Company and all necessary action on the part of its members. All documents required to be executed and delivered by the Company at the Closing shall be duly executed and delivered by it, and at the Closing such documents shall constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as general principles of equity (regardless of whether such enforceability is considered at law or in equity).

(b)                                 The execution, delivery, and performance of this Agreement by Seller (and all documents required to be executed and delivered by Seller at the Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary actions on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required to be executed and delivered by Seller at the Closing shall be duly executed and delivered by Seller), and this Agreement constitutes, and at the Closing this Agreement and such documents shall constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as general principles of equity (regardless of whether such enforceability is considered at law or in equity).

Section 3.4                                       Purchased Interests.

(a)                                 The Purchased Interests in the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except for any distributions made as described on Schedule 3.4(a), there are no dividends declared and unpaid or in arrears with respect to any of the membership interests in the Company. There is no existing option, warrant, right, call, commitment or other agreement to which the Seller or the Company is a party regarding the Purchased Interests or any other equity or economic interest in the Company, and there are no options, warrants, rights or other securities or interests outstanding nor are there any agreements or commitments for the issuance of any of the foregoing which upon exercise, exchange or conversion, would attach to or require the sale or transfer of any of the Purchased Interests or any other equity or economic interest in the Company.

(b)                                 Seller is and will be at Closing the sole and exclusive legal and beneficial owner of the Purchased Interests, which constitute all of the limited liability membership interests in the Company, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Purchaser will acquire good, valid and indefeasible title to the Purchased Interests, free and clear of all Encumbrances. There are no (i) voting trusts, agreements, proxies or other understandings in effect with respect to the voting or transfer of any of such membership interests or (ii) judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by court, administrative agency, arbitral body or Governmental Authority) against Seller with respect to the Purchased Interests.

Section 3.5                                       No Conflicts.

(a)                                Except as set out in Schedule 3.5(a), the consummation of the transactions contemplated by this Agreement and the compliance by the Company with the terms hereof will not (i) breach, default or violate any provision of the charter documents, limited liability company agreement or other governing documents of the Company, (ii) result in a default, breach or violation, or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any note, bond, mortgage, indenture, material license, or material agreement to which the Company is a party, (iii) violate any judgment, order, ruling, or decree applicable to the Company, (iv) violate any Laws or Permits applicable to the Company, or (v) require the consent of any Governmental Authority or any other Person.

(b)                                Except as set forth in Schedule 3.5(b), the execution, delivery, and performance of this Agreement by Seller, the consummation of the transactions contemplated by this Agreement and the compliance by Seller with the terms hereof will not (i) breach, default or violate any provision of the certificate of incorporation, memorandum and articles of association, bylaws or other governing document of Seller, (ii) result in a breach, default or violation, or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, license or agreement to which Seller is a party, (iii) violate any judgment order, ruling, or decree applicable to Seller, (iv) violate any Laws or Permits applicable to Seller, or (v) except with respect to ANH approval of the Llanos 62 Transfer Agreement, require the consent of any Governmental Authority or any other Person.

Section 3.6                                       Assets; Capitalization.

(a)                                The E&P Contract is in full force and effect, and neither the Company, nor to the Company’s or Seller’s knowledge any other Person, is in breach or default thereunder (or with the giving of notice or lapse of time or both, would be in breach or default thereunder). The E&P Contract was executed and delivered in accordance with and pursuant to all applicable Laws.

(b)                    The Company has provided Purchaser with true and correct copies of the E&P Contract and all amendments or supplements thereto, each of which is listed on Exhibit A.

(c)                       The Company owns a one hundred percent (100%) interest in, and has good, valid and enforceable title, and legal, valid and effective leasehold, license, easement or contractual right in the case of property it does not own, to the Assets, and the Company owns a 100% percent (100%) interest in, and has good, valid and enforceable title to the E&P Contract, such interest being free and clear of any Encumbrances except (i) Encumbrances created in the Republic of Colombia under the terms of the E&P Contract (including ANH’s option to participate in the exploitation of Hydrocarbons from the Contract Area), (ii) preferential rights and similar rights and rights to consent to assignment, if any, held by third Persons under the agreements described on Schedule 3.6(c), (iii) Encumbrances reflected in the Branch Financial Statements, (iv) Encumbrances arising by operation of Law for Taxes not yet due and payable, (v) rights reserved to or vested in any Taxing Authority to control or regulate any of the Assets and all Laws, and (vi) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations which do not, individually or in the aggregate, materially impair the ability to operate and maintain any of the Assets in the ordinary course of conduct of the Business.

(d)                        Other than the pending ANH approval for the transfer of the Llanos 62 E&P Contract, all approvals of Governmental Authorities necessary to vest the Company with its interest in the Assets have been obtained (or shall have been obtained as of the Closing). No Governmental Authority has given the Company, or to the Company’s or Seller’s knowledge, has threatened to give any Person, notice alleging default under, or altering, terminating, rescinding or suspending, the E&P Contract or requiring corrective or remedial action under the E&P Contract.

(e)                           The Contract Area that exists as of the Execution Date under the E&P Contract is described in Schedule 3.6(e)(i), and all remaining relinquishments required under the E&P Contract after the Execution Date are listed in Schedule 3.6(e)(ii).

(f)                             Except as disclosed on Schedule 3.6(f), the Company does not own or lease any real property (as that term is defined in the Treasury Regulations under Section 897 of the Code) in the United Stated, nor does the Company own or lease any real property outside of the United States.

(g)                            The Company has provided Purchaser with a true and correct copy of the Llanos 62 E&P Contract and all amendments or supplements thereto, each of which is listed on Exhibit A.

Section 3.7                                        Claims and Litigation. Except as disclosed on Schedule 3.7, there are no claims, actions, appeals, petitions, pleas, litigation, charges, complaints, hearings, condemnations of any nature whether at law or in equity, suits, audits, demands, arbitrations, mediations, inquiries, investigations or proceedings (“Actions”) pending, or to the Company’s or Seller’s knowledge threatened by, or against the Company before any Governmental Authority, mediator or arbitrator, relating to the Company, the Business, the Purchased Interests or the transactions contemplated under this Agreement, nor are there any judgments, decrees, injunctions, orders or awards outstanding against the Company relating to the Company, the Business, the Purchased Interests or the transactions contemplated under this Agreement. There are no Actions pending before, or to the Company’s or Seller’s knowledge, threatened by or, against the Company or any Affiliate of the Company or Seller relating to the Company, the Business, the Purchased Interests or the transactions contemplated under this Agreement before any Governmental Authority, mediator or arbitrator, which will impair either the Company’s or the Seller’s ability to perform its obligations under this Agreement and the documents required to be executed and delivered at Closing. None of the Actions disclosed on Schedule 3.7, if adversely determined, will have a Material Adverse Effect.

Section 3.8                                        Tax Laws and Taxes. (a) The Company and its Affiliates have complied in all material respects with Tax Laws with respect to the ownership or operation of its business.  Except as disclosed on Schedule 3.8, all Tax Returns required to be filed by the Company for each period for which any Tax Returns were due have been timely and properly filed (taking into account any extensions of time to file), and are true, correct and complete in all material respects, and all Taxes shown by such returns to be due and payable by the Company and any other Taxes due and payable by the Company, other than those Taxes identified on Schedule 3.8 as being contested in good faith and for which adequate reserves have been provided by the Company or on behalf of the Company in accordance with Colombian GAAP, have been timely and properly paid to the appropriate Taxing Authority.

(b)                        Except as disclosed on Schedule 3.8, neither the Company, any of its Affiliates nor Seller has received notice of any pending or threatened audit, investigation, proceeding, claim or assessment from any Taxing Authority with respect to the Taxes relating to the Company or the Assets (“Subject Taxes”). Neither the Company nor the Seller nor any of its or their Affiliates has received notice of a claim made by any Governmental Authority in a jurisdiction where the Company, the Seller and its or their Affiliates do not file Tax Returns that they are or may be subject to taxation in such jurisdiction.

(e)                         Neither the Company nor any of its Affiliates has any outstanding agreement, waiver or arrangement extending any statute of limitations with respect to any Subject Taxes nor has the Company or any of its Affiliates agreed to any extension of time with respect to a Tax assessment or deficiency for any Subject Taxes.

(d)                        Neither the Company nor the Seller nor any of its or their Affiliates are party to or bound by any tax sharing agreement (other than the indemnification provided for in Section 10.1).

(e)                         The Company is not and has never been engaged in a trade or business within the United States and has not earned any income that is effectively connected with the conduct of a trade or business within the United States, in each case, within the meaning of Section 864 of the Code. The Company is currently, and has been continuously since its existence, properly classified as a partnership or disregarded entity for U.S. federal income Tax purposes. In addition, the Company is not and has never been engaged in a trade or business or commercial activities in any country other than Colombia.

Section 3.9                                        Annual Budget. The budget attached hereto as Schedule 3.9 (the “Annual Budget”) is a copy of the annual budget for calendar year 2012. The Company has performed or is performing all of its obligations to carry out “Exploration Work” (which term has the meaning provided in the E&P Contract) as is required under the E&P Contract and any other work required under the terms of any extension of the exploration period under the E&P Contract which was previously granted to the Company.

Section 3.10                                 Environmental Laws. Except as set forth in Schedule 3.10(a), the Company possesses all permits required for the Business as currently conducted and all such permits are final, in full force and effect, and not subject to appeal. Except as set forth in Schedule 3.10(b), the Company is, and has been, in material compliance with all applicable Laws and permits relating to the environment, including without limitation, Laws and permits relating to (a) any Hazardous Materials, or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal, transportation or remediation, (e) exposure to hazardous or toxic substances, and (d) wildlife, plants, indigenous people, cultural, archeological or historic resources (collectively, “Environmental Laws”). Except as set forth in Schedule 3.10, to the Company’s or Seller’s knowledge, all Hazardous Materials generated from the Company’s operations have been handled and disposed of in material compliance with applicable Environmental Laws. To the Company’s or Seller’s knowledge, there has been no contamination of, or releases into, groundwater, surface water, or soil on the Contract Areas or any offsite areas used by the Company or in connection with the Business, which could require remediation under applicable Environmental Laws.

Section 3.11                                 Compliance with Laws. Except as disclosed on Schedule 3.11, and except with respect to Environmental Laws, which are addressed in Section 3.10, the Company is in material compliance and has conducted, in all material respects, the Business in accordance with all applicable Laws, and the Company has not received any outstanding or uncured notice alleging any default or violation of any Law.

Section 3.12                                Contracts.

(a)                               All Contracts (including all amendments and supplements thereof) entered into by the Company that are material to the Business or the use, ownership or operation of the Assets, or the production therefrom (the “Material Contracts”) are listed on Schedule 3.12(a). The Seller and the Company have provided Purchaser with true and correct copies of all of the Material Contracts.

(b)                               All Material Contracts to which the Company is a party are legal, valid, binding and in full force and effect and enforceable against the Company, and to the Company’s and Seller’s knowledge, enforceable against the other Persons that are parties to such Material Contracts. Neither the Company nor, to the knowledge of the Company or Seller, any other Person, is in breach or default under any Material Contract (and no event has occurred that with the giving of notice or the lapse of time, or both, would be in breach or default under such Material Contract). No other party to any Material Contract has given the Company, or, to the Company’s and Seller’s knowledge, otherwise has threatened to give, notice of any default or action to alter, terminate, or rescind or procure a judicial reformation of, any Material Contract. The fulfillment of the obligations of each Party hereunder, and the consummation of the transactions contemplated hereby, shall not create a breach or default under, or permit a material modification, cancellation, acceleration or termination of, any Material Contract or materially impair the benefits to be derived from any Material Contract, or result in the creation or imposition of any Encumbrance upon, or any Person obtaining any right to acquire, properties, assets or rights of the Company. No right of first refusal or third party consent to the transactions contemplated by this Agreement is required under any Material Contract.

(c)                                There are no Contracts to which Seller or any of its Affiliates is a party that will be binding on the Company after the Closing (other than this Agreement and the instruments to be executed in connection therewith).

(d)                               Except as disclosed on Schedule 3.12(d):

(i)                                 no Person has any right of first refusal, call upon, option or any other preferential right to purchase production from or attributable to the Company’ s interest in the E&P Contract, or any right to acquire any other material assets from the Company (other than Purchaser pursuant to this Agreement);

(ii)                              there are no areas of mutual interest or similar agreements that will be binding on Purchaser by virtue of its ownership of the Company after the Closing;

(iii)                           there are no contracts for the purchase, sale, treating, gathering, processing, storage, exchange and/or transportation of Hydrocarbons that will be binding on the Company after the Closing that cannot be terminated by ninety (90) days or shorter notice without penalty;

(iv)                          the Company is not a party to any hedge contracts, futures contracts, swap contracts, options contracts or other kinds of derivative contracts;

(v)                             the Company is not a party to any obligation to guaranty or act as surety for any obligation or insolvency of another Person or to indemnify or insure another Person against loss or third-party claim, except indemnification of any Governmental Authorities or ANH pursuant to the E&P Contract and applicable Law;

(vi)                          The Company is not a party or subject to any agreement, contract or commitment for commitment for capital expenditures or the acquisition or construction of fixed assets that requires future payments from the Company in excess of US$ 200,000 (or the equivalent in local currency);

(vii)                       the Company is not a party or subject to any other agreement that requires future payment to the Company in excess of US$ 200,000 (or the equivalent in local currency);

(viii)                    the Company is not a party or subject to any agreement granting a net profit interest, production payment , overriding royalty interest or an incentive compensation plan based on production;

(ix)                          there is no shareholders’ agreement, joint venture agreement, partnership agreement, profit (or loss) or cost sharing agreement or similar agreements to which the Company or its members is subject with respect to the transfer of the Purchased Interests, including preferential purchase rights applicable to the transfer of the Purchased Interests or the operation of the Company or the Business;

(x)                             the Company is not a party or subject to any agreement, indenture or other instrument which contains restrictions with respect to the payment of dividends or any other distribution in respect of the equity of the Company;

(xi)                          the Company is not a party or subject to any agreement or arrangement that establishes any share incentive scheme, share option scheme or profit sharing, bonus, commission or other incentive scheme for the Company’ s directors or any officers under which the Company’s officers or officers are entitled to receive any gratuitous payment or benefit in connection with the actual or proposed termination of incumbency;

(xii)                       the Company is not a party or subject to any agreement or arrangement relating in whole or in part to Intellectual Property (including any option, license or other contract under which the Company is licensee or licenser of any such Intellectual Property and contracts with current or former employees, consultants or contractors regarding the appropriation or nondisclosure of any Intellectual Property);

(xiii)                    the Company is not a party or subject to any agreement or arrangement providing for or containing any mortgage, pledge, security agreement, deed of trust, financing lease or similar instrument granting a Lien upon any personal property owned or used by the Company; and

(xiv)                   the Company is not a party or subject to any agreement or arrangement containing confidentiality or non-disclosure obligations to or from the Company.

Section 3.13                                 Absence of Certain Changes.

(a)                        Except as reflected in the Branch Financial Statements, since December 31, 2011, the Company has not:

(i)                                 transferred to any Person any of its Assets (excluding the Caracara Escrow which was transferred to Seller and is not reflected on the Branch Financial Statements), including any right or interest under any Material Contract, or any proprietary right or other intangible asset, except for fair consideration and in the ordinary course of business;

(ii)                              waived, released, canceled, settled or compromised any debt, claim or right having a value in excess of US$ 100,000 in each case;

(iii)                           suffered any (i) damage, destruction or casualty of property if the anticipated cost to repair such property, after application of all insured thereto, exceeds US$ 100,000 or (ii) any taking by condemnation or eminent domain of any of its Assets having a historical cost or fair market value that exceeds US$ 100,000;

(iv)                          conducted any of its affairs in a manner, or entered into any contract or commitment, that is outside the ordinary course of business;

(v)                             changed any accounting methods or principles used in recording transactions on the books of the Company or in preparing the financial statements of the Company;

(vi)                          declared, paid or made a dividend or other distribution in respect of its share capital other than the monthly distributions to members described in Schedule 3.4(a);

(vii)                       issued any securities of the Company, grant any subscriptions, options, convertible securities, warrants, calls or other securities granting rights to purchase or otherwise acquire any securities of the Company;

(viii)                    entered into any agreements with the Seller or any of its Affiliates other than as disclosed in this Agreement;

(ix)                          passed any directors’ or shareholders’ resolutions other than in the ordinary course of business; or

(x)                             entered into any contract committing itself with respect to any of the foregoing.

Section 3.14                                 Liability for Brokers’ Fees. Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of any undertakings or agreements of the Company or its Affiliates or Seller, for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 3.15                                 Warranties as to no Payments, Gifts and Loans. Neither the Company, any of its Affiliates nor Seller has made, with respect to the Business or the Assets or the transactions contemplated by this Agreement, any offer, payment, promise to pay or authorization of the payment of any money, or any offer, gift, promise to give or authorization of the giving of anything of value, directly or) indirectly, to or for the use or benefit of any official or employee of any Governmental Authority or public international organization or to or for the use or benefit of any political party, official, or candidate unless such offer, payment, gift, promise or authorization is authorized by applicable written Laws. The foregoing warranties do not apply to any facilitating or expediting payment to secure the performance of routine government action. Routine government action, for purposes of this Section 3.15, shall not include, among other things, government action regarding the terms, award or continuation of the E&P Contract or approval of the transactions contemplated by this Agreement.

Section 3.16                                 Insurance. Schedule 3.16 sets forth a list of all insurance policies in force for the benefit of the Company (including the amounts of each policy, policy number, term and the name of the insured). All insurance premiums due on such policies have been paid in full when due, and no written notice of cancellation or termination has been issued or received by the Company. The Company and its Affiliates have complied in all material respects with the provisions of such policies. No party to the insurance policies has repudiated any provisions of the policies to which they are a party. No Actions are pending, or to the knowledge of the Company or Seller threatened, or during the three (3)-year period prior to the date of this Agreement were instituted, or to the knowledge of the Company or Seller threatened to be instituted, to revoke, cancel, limit or otherwise modify such policies and no written notice of cancellation of any such policies has been received.

Section 3.17                                 Financial Statements. Attached as Schedule 3.17 are the audited statements of assets and liabilities of the Branch for the year ending December 31, 2011, and the related statements of revenues and direct operating costs and statements of cash flows relating to revenues and direct operating cost for the periods then ended (collectively, the “Branch Financial Statements”). The Branch Financial Statements were prepared from and in accordance with the books and records of the Company in accordance with the generally accepted accounting principles developed by the Technical Council for Public Accounting under the Central Board of Accountancy and mandated by Decree 2649 of 1993, as amended from time to time (“Colombian GAAP”) consistently applied (except as indicated in the notes thereto), are true and correct and fairly present in all material respects the financial condition, results of operations, changes in shareholder’s equity and cash flow of the Company as of and for the period indicated. After the Restructuring including the distribution of all cash and cash equivalents by Company to Seller and assignment of the Caracara Escrow to Seller, the Company will not have any material Liabilities, except (i) Liabilities reflected on the Branch Financial Statements, (ii) Liabilities described in the notes accompanying the Branch Financial Statements, (iii) current Liabilities which have arisen since the date of the Branch Financial Statements in the ordinary course of business (none of which is a material Liability for breach of contract, tort or infringement) or (iv) Liabilities arising under executory contracts entered into in the ordinary course of business (none of which is a material Liability for breach of contract). For the avoidance of doubt, the Branch Financial! Statements do not reflect the Caracara Escrow or any amounts payable to any third party in connection therewith.

Section 3.18                                 Employment Matters.

(a)                            The Company has no employees, consultants or contract personnel.

(b)                            All management, technical services and operations of the Company are conducted by Hupecol Operating Co., LLC pursuant to the Management Agreement described in the definition of Management Agreement.

(c)                             The Company is neither a party to, nor bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Neither Seller, nor any of the directors or officers of the Company has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of Hupecol Operating Co., LLC and the Company.

Section 3.19                                 No Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

Section 3.20                                 Certain Past Liabilities. (a) Except for the provision of Section 5.1 of the Reorganization Agreement, the Company has no other performance obligations, covenants, duties or liabilities owed under the Reorganization Agreement to any other Person that is a party thereto.

(b)                            The Company has no remaining performance obligations, representations, warranties, covenants, duties or liabilities owed in connection with the sale and transfer of the Caracara Asset to the purchaser thereof or to any other Person under any agreement governing such sale and transfer which cannot be irrevocably and unconditionally satisfied in full from the Caracara Escrow.

Section 3.21                                 Bank Accounts. Schedule 3.21 sets forth the name of each bank and trust company with which the Company has an account, safe deposit box or vault and the names of all Persons authorized to draw upon such account or who have authorized access to any such safe deposit box or vault.

Section 3.22                                 Letters of Credit; Guaranties. Except as set forth on Schedule 3.22, neither the Company nor any of its Affiliates have outstanding any letters of credit to support the current year work commitments or guaranties to service its obligations under the E&P Contract.

Section 3.23                                 Disclaimer of Other Representations; Other Limitations.

(a)                  EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT, (i) NEITHER THE COMPANY NOR SELLER MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) THE COMPANY AND SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF THE COMPANY, SELLER OR ANY OF THEIR AFFILIATES).

(b)                  EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 3 OF THIS AGREEMENT, THE COMPANY AND SELLER (i)

EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (1) TITLE TO ANY OF THE ASSETS, (11) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURE, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT AND (ii) FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 3 OF THIS AGREEMENT, PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

(c)                   EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER THE COMPANY NOR SELLER HAS OR WILL MAKE ANY OTHER REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND. NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

(d)                  Any representation “to the knowledge of the Company or Seller” or “to the Company’s or Seller’s knowledge” is limited to matters within the actual knowledge of the individuals identified on Schedule 3.21(d). Actual knowledge only includes information actually personally known by such individual.

(e)                   A matter scheduled as an exception for any representation shall be deemed to be an exception to such representation only.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company and Seller as follows:

Section 4.1                                        Existence and Qualification. Purchaser is a corporation (sociedad por acciones simplificada) duly organized, validly existing and in good standing under the Laws of Colombia.

Section 4.2                                        Power. Purchaser has the corporate power to enter into and perform this Agreement (and all documents required to be executed and delivered by Purchaser at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

Section 4.3                                        Authorization and Enforceability. The execution, delivery, and performance of this Agreement (and all documents required to be executed and delivered by Purchaser at the Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and (if applicable) its shareholders. This Agreement has been duly executed and delivered by Purchaser (and all documents required to be executed and delivered by Purchaser at the Closing will be duly executed and delivered by it), and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.4                                        No Conflicts. The execution, delivery, and performance of this Agreement by Purchaser, the consummation of the transactions contemplated by this Agreement, and the compliance by Purchaser with the terms hereof (and thereof), will not (i) violate any provision of the certificate of incorporation, memorandum and articles of association, bylaws or other governing documents of Purchaser, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license, or agreement to which Purchaser is a party or by which it is bound, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser, or (iv) violate any Law or Permit applicable to Purchaser or any of its assets.

Section 4.5                                        Consents, Approvals or Waivers. The execution, delivery and performance of this Agreement by Purchaser will not be subject to any consent, approval, authorization or waiver from any Person, other than all applicable approvals of relevant Governmental Authorities in Colombia and such other consents, approvals, or waivers as set forth on Schedule 4.5.

Section 4.6                                        Litigation. There are no Actions pending, or to Purchaser’ s knowledge, threatened before any Governmental Authority, mediator or arbitrator against

Purchaser or any Affiliate of Purchaser, which are reasonably likely to impair materially Purchaser’s ability to perform its respective obligations under this Agreement and the documents required to be executed and delivered by Purchaser at Closing.

Section 4.7                                        Financing. Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Closing Payment to the Company at the Closing.

Section 4.8                                        Liability for Brokers’ Fees. Neither the Company nor the Seller shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 4.9                                        Warranties as to no Payments, Gifts and Loans. Neither Purchaser nor its Affiliates have made, with respect to the Assets or the transactions contemplated by this Agreement, any offer, payment, promise to pay or authorization of the payment of any money, or any offer, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to or for the use or benefit of any official or employee of any Governmental Authority or public international organization or to or for the use or benefit of any political party, official, or candidate unless such offer, payment, gift, promise or authorization is authorized by applicable written Laws. The foregoing warranties do not apply to any facilitating or expediting payment to secure the performance of routine government action. Routine government action, for purposes of this Section 4.9, shall not include, among other things, government action regarding the terms, award or continuation of the E&P Contract or approval of the transactions contemplated by this Agreement.

Section 4.10                                 Disclosure. Purchaser acknowledges that, except as may be expressly set forth in Article 3 of this Agreement, neither the Company nor Seller makes any representation regarding forecasts, estimates, evaluations or opinions that may be contained in any written information furnished by the Company or any of its representatives or advisors to Purchaser or any of its representatives or advisors and that Purchaser has entered into this Agreement in reliance only on the Company’s representations and warranties in Article 3, and Purchaser’s own independent evaluation of the hydrocarbon potential of the Contract Area and not in reliance on any forecast or evaluation or opinion of the Company or any of its advisors, agents or consultants.

ARTICLE 5

COVENANTS OF THE PARTIES

Section 5.1                                        [Intentionally Omitted].

Section 5.2                                        Public Announcements. Neither of the Parties, nor any of Affiliates, shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party and where required by ANH; provided, however, the foregoing shall not restrict disclosures by Purchaser or the Company or their Affiliates (i) that are required by applicable securities or other Laws, court order or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, or (ii) to Governmental Authorities and third Persons holding rights of consent that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to obtain such consents.

Section 5.3                                        Employment Assignment Matters. No later than thirty (30) days following Closing, HOPC shall have completed the necessary steps to obtain the approval or acknowledgement of the relevant Governmental Authority with respect to each of the Employment Assignment Agreements (or shall have otherwise provided Purchaser evidence satisfactory to the Purchaser and its counsel that each Employment Assignment Agreement is legal, valid and binding).

Section 5.4                                        [Intentionally Omitted].

Section 5.5                                        [Intentionally Omitted).

Section 5.6                                        [Intentionally Omitted).

Section 5.7                                        Tax Matters.

(a)                            Tax Returns. Seller shall cause the Company to prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Company required to be filed after the Closing Date that relate to any Pre-Closing Period on a basis consistent with past practice, except to the extent required by relevant Tax Law, Seller shall deliver to Purchaser for Purchaser’s review and reasonable comment at least thirty (30) days prior to the due date (including extensions) all such Tax Returns, and Seller and Purchaser shall cause the Company to execute and promptly file such Tax Returns as required by relevant Tax Law. Purchaser shall cause the Company to prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Company required to be filed after the Closing that relate to any Straddle Period on a basis consistent with past practice, except to the extent required by relevant Tax Law. Not later than five days prior to the due date for the payment of Taxes related to any such Tax Returns for a Pre-Closing Period or a Straddle Period, Seller shall pay to Purchaser an amount equal to all Seller Taxes owed with respect to such Tax Returns, except to the extent any such Taxes resulted in a decrease in the Purchase Price Pursuant to Section 2.2. The Parties recognize that for U.S. federal Income Tax purposes the Company, at the Closing, is disregarded as an entity separate from Seller and that the transactions contemplated by this agreement are properly treated as a sale of the assets of the Company, and the Parties agree to report such transactions in a manner that is consistent with a sale of the Company’s assets for all U.S. federal Income Tax purposes.

(b)                            Proration of Straddle Period Taxes. In the case of Taxes that are payable by the Company with respect to any Straddle Period, the portion of any such Tax that is attributable to the Pre-Closing Straddle Period shall be:

(i)                                in the case of Taxes that are either (A) based upon or related to income or receipts, (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), or (C) based on production, deemed equal to the amount that would be payable if the taxable year of the Company ended with (and included) the Relevant Date; provided, that all exemptions, allowances, or deductions for the Straddle Period which are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated in proportion to the number of days in each period;

(ii)                              in the case of Taxes that are imposed on a periodic basis with respect to the assets of the Company, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Relevant Date and the denominator of which is the number of calendar days in the entire period;

(iii)                           for the avoidance of doubt, the Parties acknowledge and agree that Colombian Income Taxes imposed on the Company and the Branch for the tax year including the Closing Date will be allocated between the Seller and Purchaser as set forth in Section 5.7(b)(i) above (in accordance with United States Proposed Treasury Regulation 1.901-2(f)(3)(ii) or, if that regulation is finalized prior to the Closing Date, in accordance with its final version); and

(iv)                          the Purchaser shall promptly provide to Seller the originals, duplicate originals, or duly certified or authenticated copies of all Colombian Income Tax Returns filed, and payment receipts with respect to all Colombian Income Taxes paid, after the Closing Date with respect to all Tax periods of the Company and Branch that began before the Closing Date (in accordance with United States Treasury Regulation 1.905-2(a)(2)).

(c)                             Mutual Cooperation. In connection with the preparation of Tax Returns, audit examinations, any administrative or judicial proceedings, or the satisfaction of any accounting or Tax requirements relating to the Tax liabilities imposed on the Company for a Pre-Closing Period or Straddle Period, Purchaser and its Affiliates, on the one hand, and Seller, on the other hand, will cooperate fully with each other, including but not limited to furnishing or making available (during normal business hours), within thirty (30) days of a request, records, personnel (as reasonably required), books of account, or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by taxing authorities as to the imposition of Taxes. Seller and Purchaser shall cause the Company to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Period and Straddle Period until the expiration of the applicable statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.

(d)                            Controversies.  Purchaser shall notify Seller in writing regarding, and within fifteen (15) days of, the receipt by Purchaser or any of its Affiliates of notice of any inquiries, claims, assessments, audits or similar events with respect to Seller Taxes (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”); provided, however, that the failure of Purchaser to provide such timely notice to Seller shall not relieve Seller of its indemnification obligations pursuant to this Agreement, except if, and only to the extent that, such failure adversely affects Seller’s ability to contest such Tax Matter. Seller, at its sole expense, will have the authority to control the resolution of any Tax Matter before any Taxing Authority to the extent that such Tax Matter relates to items with respect to which Seller is obligated to indemnify Purchaser hereunder; provided, however, that Seller shall not enter into any settlement of or otherwise compromise any Tax Matter without the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed; provided, further, that Purchaser or its designee shall be entitled to participate in any such defense with separate counsel at the expense of Seller (to the extent that such expense is reasonable) if so requested by Seller or if, in the reasonable opinion of counsel to Purchaser, a conflict or potential conflict exists between Seller and Purchaser that would make such separate representation advisable. In all other cases, Purchaser shall be entitled to participate in any such defense at its own expense. The withholding of Purchaser’s consent to a settlement or other compromise shall be deemed reasonable if such settlement or other compromise could reasonably be expected to have an adverse impact on Purchaser or any of its Affiliates in any Straddle Period or any period beginning after the Closing Date. Seller will keep Purchaser fully and timely informed with respect to the commencement, status, and nature of any Tax Matter. Seller will, in good faith, allow Purchaser and its counsel to consult with it regarding the conduct of or positions taken in any such proceeding. Where consent is properly withheld by Purchaser pursuant to this Section 5.7(d), Purchaser may continue or initiate any further proceedings at its own expense.

Section 5.8                                        Transfer Taxes. All transfer taxes, recording charges and similar taxes, fees or charges imposed as a result of the transfer of the Purchased Interests to Purchaser (collectively, the “Transfer Taxes”), together with any interest, penalties or additions thereto, shall be borne by Seller. The Company and Purchaser shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, the amount of any such Transfer Taxes payable in connection therewith.

Section 5.9                                        (Intentionally Omitted].

Section 5.10                                 Replacement of Letters of Credit; Guaranties. If, as of the Closing Date, the Company or any of its Affiliates has outstanding any letters of credit to support the current year work commitment or guaranties to secure the Company’s obligations under the E&P Contract, at Closing Purchaser shall cause such letters of credit or guaranties to be replaced, and the Company or any guarantor shall have been released from such obligations.

Section 5.11                                 Further Assurances. After the Closing, Seller, the Company and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party or Parties for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 5.12                                 Hupecol Marks. The trademarks, trade names and trade dress of Hupecol and derivatives and variations thereof(collectively, the “Hupecol Marks”) appear on the Assets and are used in connection with the operating thereof, including on signs at the offices, and on supplies, materials, stationary, brochures, advertising materials, manuals and similar consumable items owned or used by Company. Purchaser acknowledges and agrees that neither it nor any of its Affiliates have, nor upon consummation of the transactions contemplated by this Agreement, will Purchaser or any of its Affiliates have, any right, title interest, or license to use the Hupecol Marks, any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof; provided, Purchaser may continue to use the Hupecol Marks for no more than one hundred and eighty 180 days after Closing. In addition, Purchaser agrees, within sixty (60) days after Closing, to change the name of Company to eliminate “Hupecol” from the name.

Section 5.13                                 [Intentionally Omitted).

ARTICLE 6

CONDITIONS TO CLOSING

Section 6.1                                        Conditions of Seller to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to the Closing of each of the following conditions:

(a)                            Representations. The representations and warranties of Purchaser set forth in Article 4 shall be true and correct in all material respects, other than representations and warranties qualified by materiality which shall be true and correct in all respects, as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

(b)                            Purchaser’s Legal Representative. Purchaser shall have appointed the persons who will serve as their legal representatives at Closing and be available to register such designations at the Chamber of Commerce immediately after Closing.

(c)                             Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Closing Date;

(d)                            Consents and Approvals. All consents and approvals of any third Person, including without limitation any Governmental Authority, as set forth on Schedule 6.1(d), shall have been granted;

(e)                             Anti-trust Notification. Purchaser and Seller shall have made the necessary filing with the Colombian Superintendencia de Industria y Comercio on or prior to the Closing; and

(f)                              Deliverables. Purchaser shall have delivered each of the certificates and instruments required by, and otherwise complied with its obligations under, Section 7.3.

Section 6.2                                        Conditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to the Closing of each of the following conditions:

(a)                            Representations. The representations and warranties of Seller set forth in Article 3 shall be true and correct in all material respects, other than representations and warranties qualified by materiality which shall be true and correct in all respects, as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

(b)                            Resignation of Company’s Legal Representatives. The resignation of all persons registered and qualified as legal representatives for the Branch shall have been accepted at Closing and must be registered at the Chamber of Commerce immediately after Closing together with the Purchaser’s designation of legal representative.

(c)                             Performance. The Company and Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Closing Date;

(d)                            Llanos 62 Transfer. The Company, Purchaser and HOPC shall have executed and delivered the Llanos 62 Transfer Agreement, and shall have prepared the Request for ANH Approval in the form set forth in Exhibit G attached;

(e)                             Consents and Approvals. All consents and approvals of any third Person, including without limitation any Governmental Authority, as set forth on Schedule 6.1(d), shall have been obtained by the Parties to this Agreement;

(f)                              Termination of Agreements Creating Compensatory Interests. The agreements creating the compensatory interests in favor of the persons listed in Schedule 3.12(d) have been terminated;

(g)                             Termination of Management Agreement. The Management Agreement shall have been terminated pursuant to the Management Agreement Termination;

(h)                            Transition Services Agreement. Purchaser and Hupecol Operating, LLC shall have executed a transition services agreement (the “Transition Services Agreement”), in the form set forth in Exhibit E hereto subject to the mutually agreed changes made by the Parties;

(i)                                Restructuring. The Restructuring shall have been completed;

(j)                               Operation Agreements. Any contracts or agreements with third parties that are material to the operations of the Company and are not proposed to be provided under the Transition Services Agreement shall be assigned to the Company or replaced by a new contract or agreement on substantially the same terms as are currently in effect;

(k)                            Employment Assignment Agreements.  The Company, HOPC, and each Assigned Employee shall have executed an Employment Assignment Agreement;

(l)                                Anti-trust Notification. Purchaser and Seller shall have made the necessary filing with the Colombian Superintendencia de Industria y Comercio on or prior to the Closing; and

(m)                        Deliverables.  Seller shall have delivered each of the certificates and instruments required by, and otherwise complied with its obligations, under Section 7.2.

ARTICLE 7

CLOSING OF THE PURCHASED INTERESTS

Section 7.1                                        Time and Place of Closing of the Purchased Interests. The consummation of the purchase and sale of the Purchased Interests contemplated by this Agreement (the “Closing”) shall take place on the date hereof. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 7.2                                        Obligations of Seller at Closing of the Purchased Interests. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 7.3, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a)                            the Purchased Interests, together with duly executed instruments of transfer;

(b)                            a certificate duly executed by an authorized limited liability company officer of Seller dated as of the Closing, certifying that the conditions set forth in Section 6.2(a) and (e) have been fulfilled;

(c)                             a certificate duly executed by the secretary or any assistant secretary of the Company, dated as of the Closing, (i) attaching and certifying on behalf of the Company complete and correct copies of (A) the charter documents, limited liability company agreement or other governing documents of the Company, each as in effect as of the Closing and (B) the resolutions of (i) the board of directors of the Company and (ii) the member of the Company authorizing the execution, delivery, and performance by the Company of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of the Company the incumbency of each officer of the Company executing this Agreement or any document delivered in connection with the Closing;

(d)                            a certificate duly executed by the secretary or any assistant secretary of the Seller, dated as of the Closing, (i) attaching and certifying on behalf of the Seller complete and correct copies of (A) the charter documents, limited liability company agreement or other governing documents of the Seller, each as in effect as of the Closing and (B) the resolutions of (i) the board of directors of the Seller and (ii) the members of the Seller authorizing the execution, delivery, and performance by the Seller of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of the Seller the incumbency of each officer of the Seller executing this Agreement or any document delivered in connection with the Closing;

(e)                             duly executed releases or terminations, in form and substance reasonably satisfactory to Purchaser, releasing any and all Encumbrances securing debt for borrowed money and burdening the properties of the Company;

(f)                              duly executed Transition Services Agreement substantially in the form attached hereto as Exhibit E subject to the mutually agreed changes made by the Parties;

(g)                             duly executed Hupecol Guarantee;

(h)                            duly executed Escrow Agreement;

(i)                                duly executed Termination of Agreement Creating Compensatory Interests;

(j)                               duly executed Termination of Management Agreement; and

(k)                            a preliminary settlement statement pursuant to Section 7.4.

Section 7.3                                        Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 7.2, Purchaser shall deliver or cause to be delivered to the Seller (or as otherwise provided herein), among other things, the following:

(a)                            the Closing Payment, less the Escrow Amount, by wire transfer of immediately available funds to an account specified by Seller in writing prior to Closing;

(b)                            a certificate duly executed by an authorized corporate officer of Purchaser dated as of the Closing, certifying that the conditions set forth in Section 6.1(a) and 6.1(c) have been fulfilled;

(c)                             payment of the Escrow Amount to Escrow Agent pursuant to the Escrow Agreement;

(d)                            a certificate duly executed by the secretary or any assistant secretary of Purchaser, dated as of the Closing, (i) attaching and certifying on behalf of Purchaser complete and correct copies of (A) the certificate of incorporation, memorandum and articles of association, bylaws or other governing documents of Purchaser, each as in effect as of the Closing and (B) the resolutions of the board of directors of Purchaser authorizing the execution, delivery, and performance by Purchaser of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of Purchaser the incumbency of each officer of Purchaser executing this Agreement or any document delivered in connection with the Closing;

(e)                             duly executed Transition Services Agreement substantially in the form attached hereto as Exhibit E subject to the mutually agreed changes made by the Parties; and

(f)                              duly executed Escrow Agreement.

Section 7.4                                        Closing Payment and Post-Closing Purchase Price Adjustments.

(a)                                 At Closing, the Company shall prepare and deliver to Purchaser, using and based upon the best information available to the Company, a preliminary settlement statement setting forth the Company’ s good faith estimate of the Adjusted Purchase Price after giving effect to all Purchase Price adjustments set forth in Section 2.2. Purchaser shall have an opportunity to review and discuss such preliminary settlement statement with the Company. The estimate delivered in accordance with this Section 7.4(a) shall constitute the dollar amount to be paid by Purchaser at the Closing to Seller, subject to reduction for (i) the Escrow Amount and (ii) Tax withholding required by U.S. or Colombian Laws (the “Closing Payment”).

(b)                                As soon as reasonably practicable after the Closing but not later than the 120th day following the Closing Date, Purchaser shall prepare and deliver to Seller a statement setting forth its final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts, and other items before and after the Effective Time. Purchaser shall at Seller’s request, supply reasonable documentation available to support any credits, charges, receipts, or other items and permit Seller reasonable access to the Company’ s and its Affiliate’s books and records relevant to such credits, charges, receipts or other items. Purchaser shall, and shall cause its Affiliates to, reasonably cooperate with Seller and its representatives in such examination.

(i)                                    As soon as reasonably practicable but not later than the sixtieth (60th) day following receipt of Purchaser’s statement hereunder, Seller shall deliver to Purchaser a written report containing any changes that Seller proposes be made to such statement.

(ii)                                 The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than two hundred ten (210) days after the Closing Date. In the event that the Parties cannot reach agreement within such period of time, either Party may refer the remaining matters in dispute to KPMG LLP, or if KPMG LLP is unable or unwilling to perform its obligations under this Section, such other internationally-recognized independent accounting firm as may be accepted by Purchaser and Seller, for review and final determination. The Parties shall submit their calculation and supporting documents in respect of the Adjusted Purchase Price within thirty (30) days after the lapse of the aforesaid two hundred and ten (210) days. The accounting firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the accounting firm shall be bound by the terms of Section 2.2 and shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable. The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each Party shall bear one-half of the costs and expenses of the accounting firm.

(iii)                                        Within ten (10) days after the earlier of(A) the expiration of Seller’s sixty (60) day review period without delivery of any written report, or (B) the date on which the Parties or the accounting firm, as applicable, finally determine the Adjusted Purchase Price, (x) Purchaser shall pay to Seller, the amount by which the Adjusted Purchase Price exceeds the estimate of the Adjusted Purchase Price used in the determination of the Closing Payment or (y) Seller will pay to Purchaser the amount by which the estimate of the Adjusted Purchase Price used in the determination of the Closing Payment exceeds the Adjusted Purchase Price, as applicable, less in each case any Tax withholding required by US or Colombian Laws. Any post closing payment pursuant to this Section 7.4 shall bear interest from the Closing Date to the date of payment at the Applicable Rate.

ARTICLE 8

ASSIGNMENT OF LLANOS 62

Section 8.1                                        ANH Approval. Upon the Closing of the Purchased Interests, the Company and HOPC shall file the Request for ANH Approval with ANH. Subject to the terms and conditions of the Llanos 62 Transfer Agreement, HOPC shall assign the Llanos 62 E&P Contract to the Company in consideration of (i) Purchaser’ s reimbursement to HOPC of all Llanos 62 Costs which are incurred by HOPC, whether directly or indirectly, prior to the Closing Date, such costs estimated to be approximately US$3,000,000, and (ii) Purchaser’s payment of all Llanos 62 Costs which are incurred by HOPC, whether directly or indirectly, after the Closing Date.

ARTICLE 9

[RESERVED]

ARTICLE 10

INDEMNIFICATION; LIMITATIONS

Section 10.1                                 Indemnification.

(a)                                 From and after the Closing, Purchaser shall indemnify, defend, and hold harmless Seller and its Affiliates, and its and their shareholders, partners, members, managers, directors, officers, employees, agent, and advisers from and against all Damages:

(i)                                caused by or arising out of or resulting from the breach of any of Purchaser’s covenants or agreements contained in this Agreement; or

(ii)                             caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in Article 4 of this Agreement.

(b)                                From and after the Closing, Seller shall indemnify, defend, and hold harmless Purchaser and its Affiliates, and its and their shareholders, partners, members, managers, directors, officers, employees, agent, and advisers against and from all Damages:

(i)                                caused by or arising out of or resulting from the breach of (A) any of the Company’s pre-closing covenants or agreements contained in this Agreement or (B) Seller’s covenants or agreements contained in this Agreement (whether pre or post-closing);

(ii)                             caused by or arising out of or resulting from any breach of any representation or warranty made by the Company or Seller contained in Article 3 of this Agreement;

(iii)                          caused by or arising out of or resulting from any Seller Taxes;

(iv)                         caused by or arising out of or resulting from the operation of Section 5.1 of the Reorganization Agreement or any Action brought against the Company, the Purchaser or any of its Affiliates on the basis of, or otherwise relating to, Section 5.1 of the Reorganization Agreement;

(v)                            caused by, or arising out of or resulting from any representations, warranties, covenants, obligations or liabilities under the Management Agreement or the Management Termination Agreement or any Action brought against the Company, the Purchaser or any of its Affiliates on the basis of, or otherwise relating to, the Management Agreement or the Management Termination Agreement, including, without limitation, on account of or for the payment of or contribution to the salaries, bonuses, retirement or health benefits or any other form of compensation (including deferred compensation) owed to any Person employed by or on behalf of Hupecol Operating Co., LLC;

(vi)                         caused by or arising out of the Caracara Escrow; or

(vii)                      caused by or arising out of any Tax liability of the Company with respect to the prior receipt of funds by the Company from the Caracara Escrow.

(c)                                   Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing this Article 10 contains the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained herein (other than the determination, allocation and reporting of Taxes, preparation of Tax Returns, and payment of Taxes pursuant to, and other agreements under, Section 5.7 (Tax Matters), which shall be separately enforceable by the Parties pursuant to whatever rights and remedies are available to them outside of this Article 10).

(d)                           “Damages,” for purposes of this Agreement, shall mean the amount of any actual liability, loss, cost, expense, claim, award, or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that Purchaser and Seller shall not be entitled to indemnification under this Section 10.1 for, and “Damages” shall not include (i) loss of profits or other indirect or consequential damages suffered by the Party claiming indemnification, or any special or punitive damages (other than indirect, consequential, special or punitive damages payable to a third Person), or (ii) Taxes that may be assessed on payments under this Article 10, or Tax benefits received by the Indemnified Person as a consequence of any Damages.

Section 10.2                                 Indemnification Actions. Subject to Section 5.7(d), all claims for indemnification under Section 10.1 shall be asserted and resolved as follows:

(a)                            For purposes of this Article 10, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 10, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 10.

(b)                            To make claim for indemnification under Section 10.1, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim. The failure of any Indemnified Person to give notice of a Claim as provided in this Section 10.2 shall not relieve the Indemnifying Person of its obligations under Section 10.1 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Person’s ability to defend against the Claim.

(c)                             (e) In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Claim under this Article 10. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be deemed to have denied any obligation to provide such indemnification hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading or court paper that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)                            If the Indemnifying Person admits its obligation to indemnify the Indemnified Person, it shall have the right and obligation to diligently defend the Claim at its sole cost and expense with counsel of its choice that is reasonably satisfactory to the Indemnified Person. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim that the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim, cross claim or other claim against any Person). The Indemnified Person may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 10.2. An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all liability in respect of such Claim) or (ii) provides for injunctive or other non-monetary relief applicable to the Indemnified Person. If an Indemnified Person reasonably believes, based on advice of counsel, that it and the Indemnifying Person have conflicting interests or there is a risk of criminal liability in connection with any claim, the Indemnified Person shall be entitled to control the contests of any claim and to employ one counsel of its choice, at the cost and expense of the Indemnifying Person. In such event, the Indemnifying Person shall have the right to employ separate counsel and participate in the defense thereof, subject to the Indemnified Person’s right to control such contests.

(e)                             If the Indemnifying Person does not admit its obligation to indemnify the Indemnified Person or admits its obligation, but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder). The Indemnifying Person shall be entitled to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Claim and (ii) if its obligation is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Claim, over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing and assumed the defense of the Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f)                              Any claim by an Indemnified Person on account of Damages that do not result from a Claim by a third Person (a “Direct Claim”) will be asserted by giving the Indemnifying Person reasonably prompt written notice thereof. Such notice by the Indemnified Person will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Person. The Indemnifying Person will have a period of twenty (20) days within which to object or accept in writing such Direct Claim. Any such objection is called a “Notice of Claim Dispute.” If the Indemnifying Person does not so respond within such twenty (20) day period, the Indemnifying Person will be deemed to have rejected such claim, in which event the Indemnified Person may submit the Direct Claim to arbitration pursuant to the terms of Section 11.5. Copies of each Notice of Claim Dispute shall be sent to Purchaser or Seller, as the case may be, and the Escrow Agent. If Purchaser and Seller fail to resolve any objection contained in such Notice of Claim Dispute within twenty (20) days after the date the Notice of Claim Dispute is delivered to the Indemnifying Person, then, at the request of either Party, they shall meet in an attempt to resolve an objection described in such Notice of Claim Dispute and reach a written agreement with respect to such objection (a “Claim Settlement Agreement”). If Seller and Purchaser enter into a Claim Settlement Agreement, the objections contained in such Notice of Claim Dispute shall be deemed to be as resolved therein. If they are unable to resolve the objection described in such Notice of Claim Dispute within twenty (20) days after delivery to the recipient of such Notice of Claim Dispute, then either Seller or the Purchaser may submit the objections contained in such Notice of Claim Dispute to arbitration as described in Section 11.5.

Section 10.3                                 Limitation on Actions.

(a)                            The representations and warranties of the Parties in Articles 3 and 4 shall survive the Closing for a period of one year, except for (i) the Selected Sellers Representations and Warranties which shall survive without limitation, (ii) the Seller representations and warranties in Section 3.8 (Taxes) which shall survive for the applicable statute of limitations, and (iii) the Seller representations and warranties in Section 3.10 (Environmental Laws) which shall survive for a period of 18 months. The remainder of this Agreement shall survive the Closing without time limit except as may otherwise be expressly provided herein. Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.

(b)                            The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance proceeds (net of collection costs and expenses) realized by the Indemnified Person or its Affiliates with respect to such Damages.

(c)                             No Indemnified Person shall be entitled to duplicate compensation for the same Damages under this Agreement, even if it is entitled to indemnification under more than one Section of this Article 10. In no event shall any Indemnified Person be entitled to indemnification for amounts for which, and to the extent that, an adjustment was made pursuant to Section 2.2 or Section 2.3 or a payment was made pursuant to Section 5.7.

(d)                            Seller shall not be required to pay or be liable for any Damages with respect to an individual claim (which individual claim shall include claims arising out of the same or substantially related circumstances) under Section 10.2(a) unless and until the Damages for such claim shall exceed $150,000 (the “Small Claims Deductible”).

(e)                             Except with respect to the Selected Seller Representations and Warranties and for claims under Section 10.1(b)(iii), no Indemnified Person shall have any right to indemnification hereunder except to the extent the aggregate amount of Damages (excluding Damages less than the Small Claims Deductible with respect to Seller) incurred by an Indemnified Person and subject to indemnification under this Article 10 exceeds FIVE HUNDRED THOUSAND United States dollars (US$ 500,000), after which all such amounts exceeding the initial US$ 500,000 shall be subject to indemnification hereunder (the “Deductible”).

(f)                              Except with respect to the Selected Seller Representations and Warranties and for claims under Section 10.1(b)(iii), Seller shall not be required to indemnify Purchaser under Section 10.1(b) for aggregate Damages in excess of TEN MILLION United States dollars (US$ 10,000,000). Except with respect to claims under Section 10.1(b)(iv) and (v), Purchaser shall first seek to recover Damages from funds deposited pursuant to the Escrow Agreement prior to pursuing any other claim for indemnification hereunder.

(g)                             Notwithstanding anything to the contrary in any other provision of this Agreement, the Seller’s indemnity obligations under Section 10.l(b)(iv), (v) and (vi) shall survive indefinitely and shall not be limited by the cap on Damages set forth in Section 10.3(±) above.

Section 10.4                                 Claims Against Escrow Account; Exclusive Remedy.

(a)                            All Post-Closing Claim Amounts shall first be paid exclusively utilizing funds held in the Escrow Account, to the extent funds are so available, by submission of disbursement directions to the Escrow Agent in accordance with the procedures described in the Escrow Agreement. “Post-Closing Claim Amounts” means amounts that Seller is obligated for any reason whatsoever to pay to Purchaser, including as Damages, or for which Seller is obligated to indemnify Purchaser pursuant to the terms of this Agreement.

(b)                            If Purchaser delivers a Claim Notice on or before the end of the Initial Holdback Deadline or the Final Holdback Deadline (each as hereinafter defined), as applicable, and Seller does not dispute such claim, Purchaser  shall be entitled to indemnification by Seller in accordance with Section 10.1(b), including the right to receive from the Escrow Amount funds in an amount equal to the amount of the indemnity claim for which Purchaser is entitled under Section 10.1(b) subject to and after giving effect to the limitations set forth in Section 10.3.  If, however, Seller disputes any such claim, Purchaser shall not be entitled to receive any amount from the Escrow Amount with respect to such claim prior to final non-appealable judgment or final settlement with respect to such dispute. To the extent there exists any indemnity claim pursuant to Section 10.1(b) that is subject to a valid Claim Notice prior to the expiration of the Initial Holdback Deadline or the Final Holdback Deadline, as applicable, an amount equal to the amount of such claim or claims reasonably believed by the Parties to be due or likely to be due hereunder will be withheld from the remaining Escrow Amount and will continue to be held until such claim or claims have been fully resolved pursuant to a final non-appealable judgment or final settlement with respect to such dispute. Notwithstanding anything to the contrary set forth herein, after the Initial Holdback Deadline, the only claims for indemnification that may be asserted against the Escrow Amount pursuant to a timely delivered Claim Notice are claims attributable to Seller’s indemnity obligations under Section 10.1(b)(vii).

(c)                             (e)  Subject to Section 10.4(b), if Purchaser has not delivered on or prior to 5:00 p.m. Central Time on the date eighteen (18) months after the Closing (“Initial Holdback Deadline”) one or more Claim Notices asserting unresolved or disputed claims for indemnification under Section 10.1(b) that, individually or in the aggregate and subject to and after giving effect to the limitations set forth in Section 10.3, equal or exceed TEN MILLION United States dollars (US$ 10,000,000), then the Parties shall within five (5) Business Days after the Initial Holdback Deadline execute and deliver to the Escrow Agent joint written instructions instructing the Escrow Agent to disburse to Seller an amount equal to the remainder of (i) all undistributed amounts held in escrow by the Escrow Agent pursuant to the Escrow Agreement minus (ii) the aggregate amount of any asserted unresolved or disputed claims for indemnification subject to a valid Claim Notice minus (iii) TWO MILLION United States dollars (US$ 2,000,000).

(d)                            Subject to Section 10.4(b), if Purchaser has not delivered on or prior to 5:00 p.m. Central Time on the date six (6) months after Initial Holdback Deadline (“Final Holdback Deadline”) one or more Claim Notices asserting unresolved or disputed claims for indemnification under Section 10.1(b) that, individually or in the aggregate and subject to and after giving effect to the limitations set forth in Section 10.3, do not exceed the amount then held in escrow by the Escrow Agent pursuant to the Escrow Agreement, then the Parties shall within five (5) Business Days after the Final Holdback Deadline execute and deliver to the Escrow Agent joint written instructions instructing the Escrow Agent to disburse to Seller an amount equal to the remainder of (i) all undistributed amounts held in escrow by the Escrow Agent pursuant to the Escrow Agreement minus (ii) the aggregate amount of such asserted unresolved or disputed claims for indemnification subject to a valid Claim Notice.

(e)                             The indemnities provided for in this Article 10 shall be the sole and exclusive remedy of the parties after the Closing with respect to, arising out of, or resulting from this Agreement (including for any inaccuracy of any representation or warranty or any failure or breach of any covenant, obligation, condition or agreement contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith); provided, however, that the foregoing shall not (i) limit the rights of any party to seek any equitable remedy available to enforce the rights of such party under this Agreement, (ii) limit the right of a party to seek any available remedy for fraud, or (iii) limit the Purchaser’s rights under the Hupecol Guarantee. Each party covenants and agrees that following the Closing it shall not seek or assert any other remedy hereunder, other than any equitable remedy available to enforce the rights of such party under this Agreement and the right of such party to seek any available remedy for fraud.

ARTICLE 11

MISCELLANEOUS

Section 11.1                                 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 11.2                                 Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and delivered personally, or by recognized courier service, as follows:

lf to the Company or
Seller:	Hupecol Operating Co., LLC
1000 Louisiana, Suite 6905
Houston, Texas 77002
Attention: Mr. Brian Stone
Telephone: (713) 650-0175
Telecopy: (713) 650-0172

With a copy to:	Porter Hedges LLP
1000 Main St., 36th Floor
Houston, Texas 77002
Attention: Mr. Robert H. Thomas
Telephone: (713) 226-6636
Telecopy: (713) 226-6236

lf to Purchaser:	GeoPark Llanos S.A.S.
c/o GeoPark Holdings Limited
Florida 981 - 5th Floor
Buenos Aires
Argentina
	Attention:	Mr. Andrés Ocampo
New Business
	Telephone:	5411 4312 9400
	Telecopy:	5411 4312 3827

With a copy to:	Nuestra Señora de los Ángeles 179
Los Condes Santiago de Chile
Chile
	Attention:	Mr. Pedro Aylwin Chiorrini
	Telephone:	562 242 7110
	Telecopy:	562 242 7110

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 11.3                                 Expenses. All expenses incurred by the Seller and the Company in connection with or related to the authorization, preparation, or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including, without limitation, all fees and expenses of counsel, accountants, and financial advisers employed by the Company, that are not paid on or prior to Closing shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 11.4                                 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the state of New York without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.

Section 11.5                                 Arbitration. It is agreed, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement (other than a dispute, controversy or claim arising out of or in relation to or in connection with the calculation of the Adjusted Purchase Price and the Net Working Capital in accordance with Section 2.3, which shall be resolved in accordance with Section 7.4(b)), including, without limitation, any dispute as to the construction, validity, interpretation, enforceability, or breach of this Agreement, or pursuant to or in connection with this Agreement (each a “Dispute”), shall be exclusively and finally settled by arbitration administered by the American Arbitration Association in accordance with its International Arbitration Rules as in effect on the date hereof (and to the extent applicable, as modified by this Section 11.5). Any Party may submit a Dispute to arbitration by notice to the other Party and the American Arbitration Association’s International Centre for Dispute Resolution. The arbitration proceedings shall be conducted in Houston, Texas, USA. The arbitration shall be heard and determined by three (3) arbitrators. The Seller and the Purchaser shall each nominate an arbitrator of their respective choice within twenty (20) Business Days of the notice submitting the dispute to arbitration, and the two so appointed shall appoint the third arbitrator, provided that if the Party appointed arbitrators cannot reach agreement on a presiding arbitrator for the tribunal within twenty (20) days of the appointment of the second arbitrator, or if either the Seller or the Purchaser fails to appoint its arbitrator within the applicable period, an independent arbitrator or arbitrators sufficient to complete the tribunal shall be appointed in accordance with the International Arbitration Rules. Each arbitrator shall be familiar with and experienced in international petroleum industry practices. None of the arbitrators shall have been an employee of or consultant to the Company, Seller or the Purchaser or any of its Affiliates within the five (5) year period preceding the arbitration, or have any financial interest in the dispute, controversy, or claim. All decisions of the arbitral tribunal shall be by majority vote. The arbitration shall be conducted in the English language. The arbitrators may not award indirect, consequential, special or punitive damages except those claimed by Persons other than Indemnified Persons under this Agreement for which responsibility is being allocated between the Parties. The Seller and the Purchaser shall pay their respective expenses in connection with the arbitration, but the compensation and expenses of the arbitrators shall be borne in such manner as may be specified in the arbitral award. For purposes of allowing the arbitration provided in this Section 11.5, the enforcement and execution of any arbitration decision and award, and the issuance of any attachment or other interim remedy, any Governmental Authority which is or becomes a Party to this Agreement agrees to waive all sovereign immunity by whatever name or title with respect to disputes, controversies or claims arising out of or in relation to or in connection with this Agreement. Privileges protecting attorney client communications and attorney work product from compelled disclosure or use in evidence, as recognized by the jurisdiction in which each Party’s parent is located and the jurisdiction in which such Party’s attorneys are located, shall apply to and be binding in any arbitration proceeding conducted under this Section 11.5. Each award rendered by the arbitrators shall be final and binding on all Parties, and the Parties shall give effect to and comply with all such awards. Each Party waives, to the extent permitted by applicable law, any right to appeal any award.

Section 11.6                                 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 11.7                                 Waivers. Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 11.8                                 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties without the prior written consent of the other Party.

Section 11.9                                 Entire Agreement. This Agreement, the Exhibits and Schedules attached hereto and the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 11.10                          Amendment. This Agreement may be amended or modified only by an agreement in writing signed by the Parties hereto and expressly identified as an amendment or modification.

Section 11.11                          No Third Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and the Company to any claim, cause of action, remedy, or right of any kind, except the rights expressly provided to the Persons described in Article 10.

Section 11.12                          References. In this Agreement:

(a)                                References to any gender includes a reference to all other genders;

(b)                                 References to the singular includes the plural, and vice versa;

(c)                                 Reference to any Article or Section means an Article or Section of this Agreement;

(d)                                Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement

(e)                                 Unless expressly provided to the contrary, “hereunder,” “hereof,” “herein,” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and

(f)                                  “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.

SELLER:

HUPECOL CUERVA HOLDINGS, LLC,
a Delaware limited liability company

By:	Dan A. Hughes Company, L.P.
a Texas limited partnership and
its sole manager

	By:	Dan A. Hughes Management, L.L.C.
a Texas limited liability company and
its general partner

		By:	/s/ Dan Allen Hughes, Jr.
		Name:	Dan Allen Hughes, Jr.
		Title:	President

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

PURCHASER:

GEOPARK LLANOS S.A.S,
a Colombian corporation

By:	/s/ James F. Park
Name:	James F. Park
Title:	Legal representative

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT